Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-164910 on Form S-3 and Registration Statement Nos. 333-31751, 333-67265, 333-62618, 333-107462, 333-118041, 333-136406, 333-144462 and 333-164599 on Form S-8 of our report dated March 29, 2010, relating to the consolidated financial statements of NMT Medical, Inc. and subsidiaries appearing in this Annual Report on Form 10-K of NMT Medical, Inc. for the year ended December 31, 2009.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 29, 2010